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                                                                     Exhibit 8.2


                     SIMPSON THACHER & BARTLETT
                        425 Lexington Avenue
                      New York, New York 10017




                                    October 10, 2000



Associates First Capital Corporation
250 East Carpenter Freeway
Irving, Texas 75062-2729



      Re: Agreement and Plan of Merger dated as of October 6, 2000, by and among Citigroup Inc., AFS Merger Sub Inc., and Associates First Capital Corporation.

Ladies and Gentlemen:

            We have acted as special counsel to Associates First Capital Corporation (the "Company"), a Delaware corporation, in connection with the proposed merger (the "Merger") of AFS Merger Sub Inc. (the "Merger Sub"), a Delaware corporation and a direct wholly-owned subsidiary of Citigroup Inc. (the "Parent"), a Delaware corporation, with and into the Company, with the separate corporate existence of the Merger Sub ceasing and the Company continuing as the surviving corporation. The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of October 6, 2000, as amended or supplemented through the date hereof, by and among the Parent, the Merger Sub and the Company (the "Merger Agreement"). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion is being delivered in connection with the Parent's Registration Statement on Form S-4 relating to the proposed Merger pursuant to the Merger Agreement (the "Registration Statement") to which this opinion appears as an exhibit.


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            In acting as counsel to the Company in connection with the Merger, we have, in preparing our opinion, as hereinafter set forth, participated in the preparation of the Merger Agreement and the preparation and filing of the Registration Statement.

            You have requested that we render the opinion set forth below. In rendering such opinion, we have assumed with your consent that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by the Parent and the Company in their respective letters delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Representation Letters "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, how ever, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

            If the Merger is effected on a factual basis different from that contemplated in the Merger Agreement and the Registration Statement the opinion expressed herein may be inapplicable. Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable.

            Based on and subject to the foregoing, the discussion contained in the Registration Statement under the caption "THE MERGER-- Federal Income Tax Consequences of the Merger," constitutes, in all material respects, an accurate summary of the United States federal income tax matters described therein.


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We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

            We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the references to our firm name therein.

                                    Very truly yours,

                                    /s/  Simpson Thacher & Bartlett
                                    SIMPSON THACHER & BARTLETT



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